FILED PURSUANT TO RULE 424(B)(5)
REGISTRATION NO. 333-159355

Prospectus Supplement

(To Prospectus Dated June 10, 2009)

YRC Worldwide Inc.

Up to $103,000,000 of Shares of Common Stock

You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

This prospectus supplement relates to the issuance and sale of up to $103,000,000 in aggregate offering price of shares of our common stock from time to time through our sales agents, McNicoll, Lewis & Vlak LLC and Wm Smith & Co. These sales, if any, will be made pursuant to the terms of a sales agreement, as entered into between us and the sales agents.

Our common stock trades on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “YRCW.” Sales of shares of our common stock under this prospectus supplement, if any, may be made by any method deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), which includes sales made directly on NASDAQ, the existing trading market for our common stock. Each sales agent will make all sales on a best efforts basis using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between the sales agent and us. On May 3, 2010, the last reported sales price of our common stock on NASDAQ was $0.61 per share.

The compensation to the sales agents for sales of common stock sold pursuant to the sales agreement will be an aggregate of 3.0% of the gross proceeds of the sales price of common stock sold with respect to the first $25.0 million of gross proceeds and an aggregate of 2.0% of the gross proceeds with respect to gross proceeds in excess of that amount. The net proceeds from any sales under this prospectus supplement will be used as described under “Use of Proceeds.” The net proceeds that we receive from sales of our common stock will depend on the number of shares actually sold and the offering price of such shares. There is no arrangement for the net proceeds to be received in an escrow, trust or similar account.

In connection with the sale of common stock on our behalf, each sales agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of such sales agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agents against certain liabilities, including liabilities under the Securities Act.

You should read carefully and consider the “Risk Factors” beginning on page S-6 of this prospectus supplement, page 4 of the accompanying prospectus, and the risk factors described in other documents incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Wm Smith & Co.

The date of this prospectus supplement is May 4, 2010.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the shares being offered and other information you should know before investing in our common stock.

You should rely only on this prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the sales agents have not, authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the sales agents are not, offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our common shares. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

All references in this prospectus supplement or the accompanying prospectus to “YRC,” the “Company,” “we,” “us,” or “our” mean YRC Worldwide Inc. and its subsidiaries, unless we state otherwise or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a Registration Statement on Form S-3 under the Securities Act, which we have filed with the SEC to register the shares of common stock offered hereby. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information regarding us and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Our common stock is traded on NASDAQ under the symbol “YRCW.”

Our SEC filings are also available to the public on the SEC’s internet website at http://www.sec.gov and on our website at http://www.yrcw.com. Information contained on our internet website is not a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is considered part of this prospectus and later information that we file with the SEC will automatically update and may supersede this information and any information in any prospectus supplement and any related free writing prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the applicable offering under this prospectus is terminated, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus (unless stated otherwise in this prospectus):

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 16, 2010, including our consolidated financial statements, which were prepared assuming we would continue as a going concern; however, our significant declines in operations, cash flows and liquidity raise substantial doubt about our ability to continue as a going concern;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009 filed with the SEC on March 25, 2010;

•

our Current Reports on Form 8-K filed with the SEC in 2010 on the following dates: January 7; February 5, 11, 12 and 24; March 5; April 13, 28 and 30; May 4 (including the disclosures in Item 2.02 and in the news release attached thereto as Exhibit 99.1); and

•	the description of our common stock, $0.01 par value per share, contained in our Registration Statement on Form 10 filed pursuant to Section 12 of the Exchange Act, Commission File No. 0-12255.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

Daniel J. Churay

Corporate Secretary

YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions, future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described elsewhere in this prospectus and in the documents incorporated by reference herein. All forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus.

Forward-looking statements regarding future events and our future performance, including the completion of our comprehensive recovery plan, involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, without limitation, the following items:

•

our recurring losses from operations, negative operating cash flows and need to obtain cash flow from operations or adequate funding to fund our comprehensive recovery plan raise substantial doubt as to our ability to continue as a going concern;

•	the volatility of our stock price and possible delisting of our common stock from NASDAQ;

•	income tax liability as a result of our recently completed debt-for-equity exchange offer;

•	increases in pension expense and funding obligations, including obligations to pay surcharges;

•	continued economic downturn, downturns in our customers’ business cycles and changes in their business practices;

•	competitor pricing activity;

•	the effect of any deterioration in our relationship with our employees;

•	self-insurance and claims expenses exceeding historical levels;

•	adverse changes in equity and debt markets and our ability to raise capital;

•	adverse changes in the regulatory environment;

•	effects of anti-terrorism measures on our business;

•	adverse legal proceeding or Internal Revenue Service audit outcomes;

•	failure to obtain projected benefits and cost savings from operational and performance initiatives;

•	covenants and other restrictions in our credit and other financing arrangements; and

•	the other risk factors that are from time to time included in our reports filed with the SEC.

In addition, our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect the results of our operations and whether the forward-looking statements ultimately prove to be correct. These include (without limitation), inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which we base our fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction.

Many of the factors set forth above are described in greater detail in our filings with the SEC. All forward-looking statements included in this prospectus are expressly qualified in their entirety by the foregoing cautionary statements. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary contains a general overview of the information contained or incorporated by reference in this prospectus supplement. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements and related notes, as filed with the SEC and incorporated by reference in this prospectus. You should carefully consider the information contained in or incorporated by reference in this prospectus supplement and accompanying prospectus, including the information set forth under the heading “Risk Factors” in this prospectus supplement and accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 16, 2010.

Our Company

YRC Worldwide Inc., one of the largest transportation service providers in the world, is a holding company that through wholly owned operating subsidiaries offers its customers a wide range of transportation services. These services include global, national and regional transportation as well as logistics. Our operating subsidiaries include the following:

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YRC National Transportation (“National Transportation”) is the reporting unit for our transportation service providers focused on business opportunities in regional, national and international services. This unit includes our less-than-truckload (“LTL”) subsidiary YRC Inc., which was formed through the March 2009 integration of our former Yellow Transportation and Roadway networks. National Transportation provides for the movement of industrial, commercial and retail goods, primarily through centralized management and customer facing organizations. National Transportation also includes YRC Reimer, a subsidiary located in Canada that specializes in shipments into, across and out of Canada. Approximately 37% of National Transportation shipments are completed in two days or less. In addition to the U.S. and Canada, National Transportation also serves parts of Mexico, Puerto Rico and Guam.

•

YRC Regional Transportation (“Regional Transportation”) is the reporting unit for our transportation service providers focused on business opportunities in the regional and next-day delivery markets. Regional Transportation is comprised of New Penn Motor Express, Holland and Reddaway. These companies each provide regional, next-day ground services in their respective regions through a network of facilities located across the U.S., Canada, Mexico and Puerto Rico. Approximately 93% of Regional Transportation LTL shipments are completed in two days or less.

•

YRC Logistics plans and coordinates the movement of goods worldwide to provide customers a single source for logistics management solutions. YRC Logistics delivers a wide range of global logistics management services, with the ability to provide customers improved return-on-investment results through logistics services and technology management solutions.

•	YRC Truckload reflects the results of Glen Moore, a provider of truckload services throughout the U.S.

YRC Worldwide Inc. was incorporated in Delaware in 1983, and we are headquartered in Overland Park, Kansas. We employed approximately 36,000 people as of December 31, 2009. The mailing address of our headquarters is 10990 Roe Avenue, Overland Park, Kansas 66211, and our telephone number is (913) 696-6100. Our Internet website is www.yrcw.com. Information contained on our website is not part of this prospectus.

The Offering

The following summary contains basic information about our common stock and the offering and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, you should read the section of this prospectus supplement entitled “Description of Capital Stock.”

Issuer	YRC Worldwide Inc.

Common Stock Offered	Shares having an aggregate offering price of up to $103,000,000.

Risk Factors	Your investment in our common stock involves substantial risks. You should consider the “Risk Factors” included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors incorporated by reference from our filings with the SEC.

NASDAQ Symbol	YRCW.

RISK FACTORS

An investment in our common stock involves risks. Before deciding whether to purchase any shares of common stock, you should consider the risks discussed below or elsewhere in this prospectus supplement or the accompanying prospectus, including those set forth under the heading “Cautionary Note Regarding Forward-Looking Statements” and in our filings with the SEC that we have incorporated by reference in this prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.

Any of the risks discussed below or elsewhere in this prospectus or in our SEC filings incorporated by reference, and other risks we have not anticipated or discussed, could have a material adverse effect on our business, financial condition and results of operations. In that case, the trading price of our common stock could decline substantially.

Risks Related to Our Liquidity and Common Stock

Our recurring losses from operations, negative operating cash flows and need to obtain cash flow from operations or adequate funding to fund our comprehensive recovery plan raise substantial doubt as to our ability to continue as a going concern.

In their report dated March 16, 2009, found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference into this prospectus, our independent registered public accounting firm stated that our consolidated financial statements were prepared assuming we would continue as a going concern; however, our significant declines in operations, cash flows and liquidity raise substantial doubt about our ability to continue as a going concern. Our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 have been prepared assuming that we will continue as a going concern (which contemplates the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future). Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to fund our operations through operating cash flows, existing credit facilities, sales of non-strategic assets and business lines and other capital market transactions, we would need to consider additional out-of-court or in-court restructuring alternatives.

We face significant liquidity challenges in the near term which could adversely affect our financial condition and the value of your investment in our common stock.

The economic environment in 2009 had a dramatic effect on our industry as we experienced the greatest U.S. recession since World War II. This great recession substantially and negatively impacted our customers’ needs to ship and, therefore, negatively impacted the volume of shipments that we handled and the price that we received for our services. As a result, we experienced lower year-over-year revenue (primarily a function of declining volume), greater operating losses and negative cash flow. In addition, we believe that many of our existing customers reduced their business with us due to their concerns regarding our financial condition and the integration of our national business in March 2009, which contributed to our operating losses and operating cash flow deficits. As a part of our comprehensive recovery plan, we have executed on a number of significant initiatives during 2009 and 2010 to respond to these conditions, which are described more fully in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Liquidity” in our Annual Report on Form 10-K for the year ended December 31, 2009.

In light of our recent operating results, we have satisfied our short term liquidity needs through a combination of borrowings under our credit facilities and, to a more significant degree, retained proceeds from asset sales and sale/leaseback financing transactions. In an effort to further manage liquidity, we have also instituted the deferral of pension plan payments and the payment of certain interest and fees. As our operating results improve, we expect that cash generated from operations will reduce our need to continue to rely upon these sources of liquidity to meet our short term funding requirements. The wage reduction and temporary pension contribution cessation has also improved our liquidity position; however, the temporary pension contribution cessation ends at the end of 2010. Based on expected levels of employment in 2011, we estimate that we will contribute approximately $25-30 million per month to multi-employer pension funds in 2011.

To continue to have sufficient liquidity to meet our cash flow requirements during 2010:

•	our operating results must continue to stabilize or recover quarter-over-quarter and shipping volumes must continue to stabilize or recover quarter-over-quarter;

•	we must continue to have access to our credit facilities;

•	we must continue to defer at least through 2010 payment of:

¡	interest and fees to our lenders under our senior credit agreement

¡	interest and facility fees to purchasers of our accounts receivable pursuant to our asset backed securitization facility

¡	interest and principal to our pension funds pursuant to our contribution deferral agreement with those pension funds;

•

our wage reductions and temporary cessation of pension contributions including those under our labor agreement with employees represented by the International Brotherhood of Teamsters (the “Teamsters”) must continue;

•	we must complete the sale/leaseback and real estate sale transactions currently under contract as anticipated; and

•	we must continue to implement and realize substantial cost savings measures to match our costs with business levels and to continue to become more efficient.

Some or all of these factors may be beyond our control. We also cannot assure you that we will continue to maintain covenant compliance under our financing facilities, pension fund contribution deferral agreement and labor agreements, the failure of which would have a material adverse effect on our business, financial condition and operating results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Liquidity” in our Annual Report on Form 10-K for the year ended December 31, 2009 for additional information regarding our liquidity.

We do not believe we will be able to meet our liquidity requirements if our current deferral arrangements are not extended beyond their current respective expiration dates.

As of March 31, 2010, we have deferred an aggregate of approximately $155 million of pension plan contributions under the contribution deferral agreement with multi-employer pension funds and approximately $54 million of interest and fees under our existing senior credit agreement and asset backed securitization facility. The deferred pension plan contributions were originally required to be paid to the pension funds in one payment of approximately $3.6 million in June 2009 and thirty-six equal monthly installments beginning in January 2010; however, commencing in December 2009 amortization and interest payments to the pension funds were deferred. These deferral arrangements are all temporary in nature. Deferred fees and interest under the asset backed securitization facility currently will become due no later than October 26, 2010 unless we can reach agreement to refinance the facility or to further defer the fees and interest. The deferral arrangements under the contribution deferral agreement and our senior credit agreement with respect to amortization payments, interest payments and fees, as applicable, currently will terminate at the end of 2010, unless, in the case of the contribution deferral agreement, we obtain approval of an extension from multi-employer pension funds that would receive at least 90% of the deferred payments and, in the case of the senior credit agreement, we obtain approval of an extension from 66 2/3% of the lenders. If we obtain such approval, the deferred amortization and interest under the contribution deferral agreement and the deferred interest and fees under the senior credit agreement will become due and payable no later than December 31, 2011. In addition, if the fee and interest deferrals under the senior credit agreement do not continue in 2011, the Teamsters have the right to terminate the Amended and Restated Memorandum of Understanding on the Job Security Plan dated July 9, 2009, which, among other things, would eliminate the 15% wage reduction in place since August 2009 through March 2013 for employees of bargaining units that have ratified that plan. We cannot assure you that we will be able to refinance the asset backed securitization facility or further defer amortization payments, interest payments and fees. If we are not successful in extending the respective expiration dates, we do not believe that we will have sufficient liquidity to make any of these payments and continue to operate our business in the ordinary course. In this event, we would need to engage in additional out-of-court restructuring transactions or an in-court restructuring.

Our substantial leverage and debt service obligations could adversely affect our financial condition.

We have substantial debt and, as a result, significant debt service obligations. As of December 31, 2009, we had approximately $1.1 billion of outstanding indebtedness. We may not be able to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due.

Our substantial level of debt, debt service obligations and restrictions under our financing facilities could have important effects on your investment in our common stock. These effects may include:

•	making it more difficult for us to satisfy our debt obligations;

•

limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

•	increasing our vulnerability to general economic downturns, competition and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged;

•

reducing the availability of our cash flow to fund our working capital requirements, capital expenditures, acquisitions, investments and other general corporate requirements because we will be required to use a substantial portion of our cash flow to service debt obligations; and

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

Our ability to satisfy our existing debt and other obligations will depend upon our future operating performance and the availability of refinancing debt. If we are unable to service our debt and fund our business, we may be forced to reduce or delay capital expenditures, seek additional debt financing or equity capital, restructure or refinance our debt or sell assets.

If the conditions under the note purchase agreement with respect to our convertible notes are not satisfied for the second closing, the investors will not be required to purchase an additional $20.2 million of convertible notes.

On February 11, 2010, we executed a note purchase agreement with certain investors pursuant to which such investors agreed, subject to the terms and conditions set forth in the note purchase agreement, to purchase from us up to $70.0 million in aggregate principal amount of our 6% convertible senior notes (the “convertible notes”) in two separate closings. On February 23, 2010, we issued $49.8 million in aggregate principal amount of the convertible notes in the first closing, the proceeds of which were used to retire all of approximately $45 million in principal amount of our 8 1/2% notes that were otherwise due on April 15, 2010. We intend to use the proceeds from the second closing to retire our outstanding 5% notes to the extent holders of those notes require our repurchase of such notes if we are not successful in removing the holders’ put right on such notes, or otherwise for general corporate purposes. If the conditions for the second closing are not met, the investors will not be required to purchase any additional notes, and we will not receive the additional $20.2 million from the investors. We may be required by holders of the 5% notes to repurchase approximately $20 million in aggregate principal amount of the 5% notes in August 2010 in the event we are not successful in removing the put rights of the holders of those notes. We may be required to obtain other third party unsecured debt or equity financing to fund the repurchase of the 5% notes. We cannot assure you that the terms of any other financing will be favorable to us or our stakeholders or that such financing can be obtained prior to the date we are required to repurchase the 5% notes. A failure to obtain such financing by such date may trigger an event of default under our senior credit and other debt agreements.

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell our common stock when you want or at prices you find attractive.

The price of our common stock on NASDAQ constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, the stock markets from time to time experience price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies and that may be extreme. These fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

For a further discussion of risks affecting our common stock, see the factors set forth above under “Cautionary Note Regarding Forward-Looking Statements” and the discussion of our business and related matters set forth in the information incorporated by reference in this prospectus.

If we are unable to meet the continued listing requirements of NASDAQ, our common stock currently listed on NASDAQ may be delisted which would have an adverse effect on the market liquidity for our common stock.

NASDAQ’s continued listing requirements provide, among other requirements, that the minimum bid price of our common stock not fall below $1.00 per share for 30 consecutive business days. On March 3, 2010, we received from NASDAQ a notice of non-compliance with the minimum bid price requirement and we have a grace period of 180 calendar days, or until August 30, 2010, to regain compliance with this requirement. In order to regain compliance, the closing price of our common stock must be $1.00 or greater for a minimum of 10 consecutive business days during the 180-day grace period. On February 17, 2010, we received shareholder approval of an amendment to our certificate of incorporation that permits our board of directors to effect a reverse stock split within a range from 1:5 to 1:25. There can be no assurance that our common stock will not be subject to delisting.

Delisting of our common stock would have an adverse effect on the market liquidity of our common stock and, as a result, the market price for our common stock could become more volatile. Further, delisting also could make it more difficult for us to raise additional capital.

Future sales of our common stock or equity-related securities in the public market, including sales of our common stock in short sales transactions by purchasers of our convertible notes, could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

In the future, we may sell additional shares of our common stock to raise capital. In addition, we have a significant number of shares of our common stock are reserved for future issuance on the exercise of stock options and on conversion of our convertible notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. Sales of significant amounts of our common stock or equity-related securities in the public market, or the perception that such sales will occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. Future sales of shares of our common stock or the availability of shares of our common stock for future sale, including sales of our common stock by investors who view our convertible notes as a more attractive means of equity participation in our company or in connection with hedging and arbitrage activity that may develop with respect to our common stock, could adversely effect the trading price of our common stock.

We intend to seek shareholder approval to issue a significant number of options and equity awards to our management, directors and union and non-union employees. The issuance of our common stock pursuant to such options or equity awards could significantly dilute your stock holdings and the sales, or perception such sales could occur, of our common stock issued on account of such options or equity awards could adversely affect the trading price of our common stock.

On March 1, 2010, we granted substantially all of an aggregate of 263,746,809 stock options to union employees, subject to shareholder approval which we intend to seek at the 2010 annual meeting of the shareholders. We also intend to seek shareholder approval of an increase in the number of shares issuable under our 2004 Long-Term Incentive and Equity Award Plan at the 2010 annual meeting of the shareholders to permit us to issue equity awards to our management, directors and other employees over three to four years, which will represent 5% of our fully diluted common stock (after giving effect to the union options but not options outstanding prior to December 31, 2009). Sales of significant amounts of our common stock or equity-related securities in the public market, or the perception that such sales will occur, could adversely affect prevailing trading prices of our common stock. See “Description of Capital Stock—The Second Union Option Plan” and “Description of Capital Stock—The Equity Plan”

Conversion of our outstanding convertible notes may dilute the ownership interest of existing shareholders and depress the price of our common stock.

The outstanding convertible notes are currently convertible into approximately 116 million shares of our common stock (and approximately 47 million shares additional, in the event of the second closing of the convertible notes) plus additional shares issued as a make whole premium which number of shares depends, in part, on the trading price of our common stock. The conversion of some or all of our outstanding convertible notes will dilute the ownership interests of existing shareholders. Any sales in the public market of any common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into shares of our common stock could depress the price of our common stock. If we elect a mandatory conversion, as we may at any time on or after February 23, 2012 subject to certain conditions, a significant number of shares of our common stock could be issued on account of such mandatory conversion at one time, which may depress the price of our common stock.

We can issue shares of preferred stock that may adversely affect your rights as a holder of our common stock.

Our certificate of incorporation currently authorizes the issuance of five million shares of preferred stock. Our board of directors is authorized to approve the issuance of one or more series of preferred stock without further authorization of our shareholders and to fix the number of shares, the designations, the relative rights and the limitations of any series of preferred stock. As a result, our board, without shareholder approval, could authorize the issuance of preferred stock with voting, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of our common stock or other series of preferred stock or that could have the effect of delaying, deferring or preventing a change in our control.

We are subject to restrictions on paying dividends on our common stock and we do not intend to pay dividends on our common stock in the foreseeable future.

We do not anticipate that we will be able to pay any dividends on our shares of common stock in the foreseeable future. We intend to retain any future earnings to fund operations, debt service requirements and other corporate needs. In addition, our financing facilities prohibit the payment of dividends on our common stock in other than in additional shares of our common stock.

We are a holding company, and we are dependent on the ability of our subsidiaries to distribute funds to us.

We are a holding company and our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to make payments on our indebtedness substantially depends upon our subsidiaries’ cash flow and payments of funds to us by our subsidiaries. Our subsidiaries’ ability to make any advances, distributions or other payments to us may be restricted by, among other things, debt instruments, tax considerations and legal restrictions. If we are unable to obtain funds from our subsidiaries as a result of these restrictions, we may not be able to pay principal of, or interest on, the existing indebtedness at the holding company when due, and we cannot assure you that we will be able to obtain the necessary funds from other sources.

Other Risks Relating to Our Business

In addition to the risks and uncertainties contained elsewhere in this prospectus or in our other SEC filings, the following risk factors should be carefully considered in evaluating us. These risks could have a material adverse effect on our business, financial condition and results of operations.

Our pension expense and funding obligations are expected to increase significantly as a result of the weak performance of financial markets and its effect on plan assets.

Our future funding obligations for our U.S. defined benefit pension plans qualified with the Internal Revenue Service depend upon the future performance of assets set aside in trusts for these plans, the level of interest rates used to determine funding levels, the level of benefits provided for by the plans, actuarial data in healthcare inflation trend rates, and experience and any changes in government laws and regulations.

If the market values of the securities held by the multi-employer plans that provide our Teamster represented employees with pension benefits continue to decline, our pension expenses would further increase upon the expiration of our collective bargaining agreements and, as a result, could materially adversely affect our business. Decreases in interest rates that are not offset by contributions and asset returns could also increase our obligations under such plans.

We are subject to general economic factors that are largely out of our control, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to a number of general economic factors that may adversely affect our business, financial condition and results of operations, many of which are largely out of our control. These factors include recessionary economic cycles and downturns in customers’ business cycles and changes in their business practices, particularly in market segments and industries, such as retail and manufacturing, where we have a significant concentration of customers. Economic conditions may adversely affect our customers’ business levels, the amount of transportation services they need and their ability to pay for our services. Due to our high fixed-cost structure, in the short-term it is difficult for us to adjust expenses proportionally with fluctuations in volume levels. Customers encountering adverse economic conditions represent a greater potential for loss, and we may be required to increase our reserve for bad-debt losses.

We are subject to business risks and increasing costs associated with the transportation industry that are largely out of our control, any of which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to business risks and increasing costs associated with the transportation industry that are largely out of our control, any of which could adversely affect our business, financial condition and results of operations. The factors contributing to these risks and costs include weather, excess capacity in the transportation industry, interest rates, fuel prices and taxes, fuel surcharge collection, terrorist attacks, license and registration fees, insurance premiums and self-insurance levels, difficulty in recruiting and retaining qualified drivers, the risk of outbreak of epidemical illnesses, the risk of widespread disruption of our technology systems, and increasing equipment and operational costs. Our results of operations may also be affected by seasonal factors.

We operate in a highly competitive industry, and our business will suffer if we are unable to adequately address potential downward pricing pressures and other factors that could have a material adverse effect on our business, financial condition and results of operations.

Numerous competitive factors could adversely affect our business, financial condition and results of operations. These factors include the following:

•

We compete with many other transportation service providers of varying sizes, some of which have a lower cost structure, more equipment and greater capital resources than we do or have other competitive advantages;

•

Some of our competitors periodically reduce their prices to gain business, especially during times of reduced growth rates in the economy, which limits our ability to maintain or increase prices or maintain or grow our business;

•	Our customers may negotiate rates or contracts that minimize or eliminate our ability to offset fuel price increases through a fuel surcharge on our customers;

•	Many customers reduce the number of carriers they use by selecting so-called “core carriers” as approved transportation service providers, and in some instances, we may not be selected;

•	Many customers periodically accept bids from multiple carriers for their shipping needs, and this process may depress prices or result in the loss of some business to competitors;

•	The trend towards consolidation in the ground transportation industry may create other large carriers with greater financial resources and other competitive advantages relating to their size;

•	Advances in technology require increased investments to remain competitive, and our customers may not be willing to accept higher prices to cover the cost of these investments; and

•	Competition from non-asset-based logistics and freight brokerage companies may adversely affect our customer relationships and prices.

If our relationship with our employees were to deteriorate, we may be faced with labor disruptions or stoppages, which could have a material adverse effect on our business, financial condition and results of operations and place us at a disadvantage relative to non-union competitors.

Virtually all of our operating subsidiaries have employees who are represented by the Teamsters. These employees represent approximately 70% of our workforce.

Each of our YRC, New Penn and Holland business units employ most of their unionized employees under the terms of a common national master freight agreement with the Teamsters, as supplemented by additional regional supplements and local agreements. The Teamsters members ratified a five-year agreement that took effect on April 1, 2008, and will expire on March 31, 2013, as modified by the Amended and Restated Memorandum of Understanding on the Job Security Plan, dated July 9, 2009. The Teamsters also represent a number of employees at Reddaway, Glen Moore, Reimer and YRC Logistics under more localized agreements, which have wages, benefit contributions and other terms and conditions that better fit the cost structure and operating models of these business units.

Certain of our subsidiaries are regularly subject to grievances, arbitration proceedings and other claims concerning alleged past and current non-compliance with applicable labor law and collective bargaining agreements.

Neither we nor any of our subsidiaries can predict the outcome of any of the matters discussed above. These matters, if resolved in a manner unfavorable to us, could have a material adverse effect on our business, financial condition and results of operations.

Ongoing self-insurance and claims expenses could have a material adverse effect on our business, financial condition and results of operations.

Our future insurance and claims expenses might exceed historical levels. We currently self-insure for a majority of our claims exposure resulting from cargo loss, personal injury, property damage and workers’ compensation. If the number or severity of claims for which we are self-insured increases, our business, financial condition and results of operations could be adversely affected, and we may have to post additional letters of credit to state workers’ compensation authorities or insurers to support our insurance policies. If we lose our ability to self insure, our insurance costs could materially increase, and we may find it difficult to obtain adequate levels of insurance coverage.

We have significant ongoing capital requirements that could have a material adverse effect on our business, financial condition and results of operations if we are unable to generate sufficient cash from operations.

Our business is capital intensive. If we are unable to generate sufficient cash from operations to fund our capital requirements, we may have to limit our growth, utilize our existing capital, or enter into additional financing arrangements, including leasing arrangements, or operate our revenue equipment (including tractors and trailers) for longer periods resulting in increased maintenance costs, any of which could reduce our income. Although we expect reduced capital expenditures due to the integration of Yellow Transportation and Roadway, if our cash from operations and existing financing arrangements are not sufficient to fund our capital requirements, we may not be able to obtain additional financing at all or on terms acceptable to us.

We operate in an industry subject to extensive government regulations, and costs of compliance with, or liability for violation of, existing or future regulations could significantly increase our costs of doing business.

The U.S. Departments of Transportation and Homeland Security and various federal, state, local and foreign agencies exercise broad powers over our business, generally governing such activities as authorization to engage in motor carrier operations, safety and permits to conduct transportation business. We may also become subject to new or more restrictive regulations that the Departments of Transportation and Homeland Security, the Occupational Safety and Health Administration, the Environmental Protection Agency or other authorities impose, including regulations relating to engine exhaust emissions, the hours of service that our drivers may provide in any one time period, security and other matters. Compliance with these regulations could substantially impair equipment productivity and increase our costs.

We are subject to various environmental laws and regulations, and costs of compliance with, or liabilities for violations of, existing or future laws and regulations could significantly increase our costs of doing business.

Our operations are subject to environmental laws and regulations dealing with, among other things, the handling of hazardous materials, underground fuel storage tanks and discharge and retention of storm water. We operate in industrial areas, where truck terminals and other industrial activities are located, and where groundwater or other forms of environmental contamination may have occurred. Our operations involve the risks of fuel spillage or seepage, environmental damage and hazardous waste disposal, among others. If we are involved in a spill or other accident involving hazardous substances, or if we are found to be in violation of applicable environmental laws or regulations, it could significantly increase our cost of doing business. Under specific environmental laws and regulations, we could be held responsible for all of the costs relating to any contamination at our past or present terminals and at third-party waste disposal sites. If we fail to comply with applicable environmental laws and regulations, we could be subject to substantial fines or penalties and to civil and criminal liability.

In addition, as global warming issues become more prevalent, federal and local governments and our customers are beginning to respond to these issues. This increased focus on sustainability may result in new regulations and customer requirements that could negatively affect us. This could cause us to incur additional direct costs or to make changes to our operations to comply with any new regulations and customer requirements, as well as increased indirect costs or loss of revenue resulting from, among other things, our customers incurring additional compliance costs that affect our costs and revenues. We could also lose revenue if our customers divert business from us because we haven’t complied with their sustainability requirements. These costs, changes and loss of revenue could have a material adverse affect on our business, financial condition and results of operations.

Our management team is an important part of our business and loss of key personnel could impair our success.

We benefit from the leadership and experience of our senior management team and depend on their continued services to successfully implement our business strategy. We have an employment agreement with William D. Zollars, our president and chief executive officer, and we also have agreements with other members of our management team that have provisions that encourage their continued employment with us. The loss of key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our business may be harmed by anti-terrorism measures.

In the aftermath of the terrorist attacks on the U.S., federal, state and municipal authorities have implemented and are implementing various security measures, including checkpoints and travel restrictions on large trucks. Although many companies will be adversely affected by any slowdown in the availability of freight transportation, the negative impact could affect our business disproportionately. For example, we offer specialized services that guarantee on-time delivery. If the security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers, or may incur increased expenses to do so. We cannot assure you that these measures will not significantly increase our costs and reduce our operating margins and income.

The outcome of legal proceedings and IRS audits to which we and our subsidiaries are a party could have a material adverse effect on our businesses, financial condition and results of operations.

We and our subsidiaries are a party to various legal proceedings, including claims related to personal injury, property damage, cargo loss, workers’ compensation, employment discrimination, breach of contract, multi-employer pension plan withdrawal liability and antitrust violations. See the “Commitments, Contingencies and Uncertainties” note to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009. The IRS may issue adverse tax determinations in connection with its audit of our prior year tax returns or the returns of a consolidated group that we acquired in 2005. See the “Income Taxes” note to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009. We may incur significant expenses defending these legal proceedings and IRS audits. In addition, we may be required to pay significant awards, settlements or taxes in connection with these proceedings and audits, which could have a material adverse effect on our businesses, financial condition and results of operations.

We may not obtain the projected benefits and cost savings from operational changes and performance improvement initiatives.

In response to our business environment, we initiated operational changes and process improvements to reduce costs and improve financial performance. The changes and initiatives included integrating our Yellow Transportation and Roadway networks, reorganizing our management, reducing corporate overhead, closing redundant offices and eliminating unnecessary activities. There is no assurance that these changes and improvements will be successful or that we will not have to initiate additional changes and improvements in order to achieve the projected benefits and cost savings.

USE OF PROCEEDS

We intend to use the net proceeds from this offering for general corporate purposes, including working capital, capital expenditures and debt service. Under the terms of our existing senior credit facility, we are not permitted to use any of the net proceeds to voluntarily prepay our deferred pension obligations or other indebtedness. The net proceeds that we receive from sales of our common stock will depend on the number of shares actually sold and the offering price of such shares.

DESCRIPTION OF CAPITAL STOCK

The following is a general description of the terms and provisions of our capital stock and is based upon our certificate of incorporation, as amended (“Certificate of Incorporation”), our bylaws, as amended (“Bylaws”), and applicable provisions of law, in each case as currently in effect. The following description is only a summary of the material provisions of our capital stock, the Certificate of Incorporation and Bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and Bylaws. Our Certificate of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference in this prospectus. See “Where You Can Find More Information.” We urge you to read the Certificate of Incorporation and Bylaws because those documents, not this description, define your rights as holders of our capital stock.

Certain provisions of the Delaware General Corporation Law (“DGCL”), our Certificate of Incorporation and our Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Preferred Stock

General

The following is a description of general terms and provisions of our preferred stock.

We are authorized to issue up to 5,000,000 shares of preferred stock, $1.00 par value per share. We currently do not have any outstanding shares of preferred stock and expect that all of our authorized shares of preferred stock will be available for issuance in the future, subject to any restrictions in our Certificate of Incorporation. Subject to limitations prescribed by law, our board of directors is authorized at any time to:

•	issue one or more series of preferred stock;

•	determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock;

•	determine the number of shares in any series;

•	whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the dividend rate or method for determining the rate;

•	the liquidation preference per share of that series of preferred stock, if any;

•	the conversion provisions applicable to that series of preferred stock, if any;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the voting rights of that series of preferred stock, if any; and

•	the terms of any other powers, preferences or rights, if any, and the qualifications, limitations or restrictions thereof, applicable to that series of preferred stock.

The preferred stock, when issued, will be fully paid and nonassessable.

Common Stock

As amended on February 17, 2010, our Certificate of Incorporation authorizes us to issue up to two billion shares of common stock, $0.01 par value per share. We also obtained shareholder approval on February 17, 2010 to, at the discretion of our board of directors, make further amendments to our Certificate of Incorporation to effect a reverse stock split of our common stock in the range of one-for-five and one-for-25 and a proportionate decrease in the amount of authorized common stock.

As of April 23, 2010, there were 1,054,074,097 shares of common stock issued and outstanding.

Voting Rights. Holders of shares of our common stock are entitled to one vote per share with respect to each matter presented to our shareholders on which the holders of common stock are entitled to vote.

Dividends. Subject to the preferences applicable to outstanding shares of preferred stock (if any), the holders of shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of the funds legally available for that purpose.

Liquidation. In the event of liquidation, holders of shares of common stock will be entitled to receive any assets remaining after the payment of our debts and the expenses of liquidation, subject to the preferences applicable to outstanding shares of preferred stock (if any).

Other. The holders of shares of common stock have no pre-emptive, subscription or conversion rights. All issued and outstanding shares of common stock are validly issued, fully paid and nonassessable and any shares of common stock to be issued pursuant to this prospectus will be fully paid and nonassessable.

Transfer Agent. Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Corporate Governance

The terms of our debt-for-equity exchange offer completed December 31, 2009 require that up to eight of our nine current directors resign. Seven of our current directors will resign, effective May 11, 2010, with an eighth director (Carl W. Vogt) to resign at a later date in connection with the Teamster’s nomination of a single director pursuant to the Amended and Restated Memorandum of Understanding on the Job Security Plan dated July 9, 2009 (the “Amended and Restated Job Security Plan”) between the Teamsters and certain of our subsidiaries. Accordingly, Michael T. Byrnes, Cassandra C. Carr, Howard M. Dean, Dennis E. Foster, Phillip J. Meek, Mark A. Schulz and William L. Trubeck will resign from the Board effective May 11, 2010. The Board has elected, effective May 11, 2010, the new directors as continuing directors (as defined in our certificate of incorporation) to fill the vacant positions immediately following the resignations on May 11, 2010, who will serve until the next annual meeting of our shareholders. Pursuant to the terms of the exchange offer, four of the new directors were nominated by the Board from a group of six potential nominees put forth by a subcommittee comprised of some of the largest holders of the old notes (the “Noteholder Subcommittee”). Those four individuals are Marnie S. Gordon, Beverly K. Goulet, Mark E. Holliday and John A. Lamar. Three of the new directors were nominated by the Board in consultation with the Noteholder Subcommittee, all of whom have been approved by the Noteholder Subcommittee. Those three individuals are Eugene I. Davis, Dennis E. Foster and William L. Trubeck. Each of Messrs. Foster and Trubeck are current directors of the Company who are being re-elected to the Board. The Board has determined upon appointment of each of the seven nominees to the Board effective May 11, 2010, each nominee director will be “independent” as that term is defined in applicable law and the NASDAQ Stock Market rules. On April 30, 2010, we filed with the SEC and mailed to our shareholders the information required by Rule 14f-1 of the Exchange Act.

The Second Union Option Plan

On March 1, 2010, we adopted the Second Union Employee Option Plan (the “Stock Option Plan”) and the Second Union Employee Stock Appreciation Right Plan (the “SAR Plan”). Pursuant to the Stock Option Plan, we will grant to our employees represented by the Teamsters and certain other union employees (the “Union Employees”) options to purchase an aggregate of 263,746,809 shares of our common stock (the “Union

Options”). Substantially all of these options were granted on March 1, 2010 at an exercise price equal to $0.48 per share. The options will vest in full on the day immediately following the day our shareholders approve the Stock Option Plan and will be exercisable for 10 years following the date of grant, subject to the terms of the Stock Option Plan. Upon a reverse stock split, the number of shares of common stock that may be purchased upon the exercise of the options will be proportionately reduced and the exercise price for such shares will be proportionately increased. The options were granted subject to shareholder approval and will not be effective until the Stock Option Plan is approved by our shareholders. We intend to submit the Stock Option Plan to a vote by our shareholders at our 2010 meeting of the shareholders. If our shareholders do not approve the Stock Option Plan by February 28, 2011, the options granted under the Stock Option Plan will automatically terminate.

Pursuant to the SAR Plan, we will grant to our Union Employees stock appreciation rights (“SARs”) with respect to 263,746,809 shares of our common stock. Substantially all of the SARs were granted on March 1, 2010 at an exercise price equal to $0.48 per share. Each Union Employee received one SAR under the SAR Plan for each option that the Union Employee received under the Stock Option Plan. Each SAR provides the Union Employee the right to receive a cash payment from us equal to the closing price of our common stock on the date of exercise less the exercise price of the SAR. The SARs will vest in full on the first anniversary of the grant date, and will be exercisable for 10 years following the date of grant, subject to the terms of the SAR Plan. Upon a reverse stock split, the number of SARs will be proportionately reduced and the exercise price of the SARs will be proportionately increased. If our shareholders approve the Stock Option Plan, the SARs granted under the SAR Plan will automatically terminate.

The Equity Plan

We may reserve shares of our common stock for equity awards for management, directors and other employees pursuant to an equity plan as approved by our then existing board of directors (or a duly constituted compensation committee thereof) for issuance over three to four years, which will represent 5% of our fully diluted common stock (giving effect to the issuance of the Union Options but excluding options outstanding prior to December 31, 2009). We intend to submit an increase in the number of shares issuable under our 2004 Long-Term Incentive and Equity Award Plan to a vote of our shareholders at our 2010 annual meeting of the shareholders to permit such an issuance.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested shareholder for a period of three years following the time that such person became an interested shareholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the person becoming an interested shareholder;

•

upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions); or

•

at or subsequent to such time the business combination is approved by the board and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder.

In addition to other exceptions, the three-year prohibition also does not apply to some business combinations proposed by an interested shareholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested shareholder during the previous three years, who became an interested shareholder with the approval of a majority of the corporation’s directors or who became an interested shareholder at a time when the corporation was not subject to Section 203 as provided by law.

Under the DGCL, the term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested shareholder, transactions with an interested shareholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions that increase an interested shareholder’s percentage ownership of stock. The term “interested shareholder” is defined generally as those shareholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that shareholder.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

In addition, our Certificate of Incorporation provides that certain “business combinations” require an affirmative vote of holders of at least 80% of the voting power of the then outstanding capital stock entitled to vote generally in the election of directors unless such business combinations are approved by a majority of continuing directors, or certain fair price provisions are satisfied. “Continuing directors” are persons (a) serving as directors prior to June 1, 1983, (b) elected by the shareholders before a “substantial shareholder” acquired 10% of the then outstanding voting shares or (c) designated as continuing directors by a majority of the then continuing directors prior to the directors’ election. Fair price provisions in our Certificate of Incorporation mandate that the amount of cash and the fair market value of other consideration to be received per share by holders of common stock not fall below certain ratios.

The term “business combination” as defined in our Certificate of Incorporation as (1) any merger or consolidation of the Company or of any subsidiary (as hereinafter defined) with or into (i) any “substantial shareholder” or (ii) any other corporation (whether or not itself a “substantial shareholder” which, after such merger or consolidation, would be an “affiliate” of a “substantial shareholder,” or (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with (i) any “substantial shareholder” or (ii) an “affiliate” of a “substantial shareholder” of any of our assets and/or assets of any subsidiary having an aggregate fair market value of $5,000,000 or more, or (3) the issuance or transfer by us or any subsidiary (in one transaction or a series of related transactions) of any of our securities and/or securities of any subsidiary to (i) any “substantial shareholder” or (ii) any other corporation (whether or not itself a “substantial shareholder”) which, after such issuance or transfer, would be an “affiliate” of a “substantial shareholder” in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $5,000,000 or more, or (4) the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of a “substantial shareholder” or an “affiliate” of a “substantial shareholder,” or (5) any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of us with any of our subsidiaries or any similar transaction (whether or not with or into or otherwise involving a “substantial shareholder” or an “affiliate” of a “substantial shareholder”) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity or convertible securities and/or of any subsidiary which is directly or indirectly owned by any “substantial shareholder” or by an “affiliate” of a “substantial shareholder.” A “substantial shareholder” is generally any person who is or becomes the beneficial owner of not less than 10% of the voting shares, together with any affiliate of such shareholder. An “affiliate” has the meaning set forth in the rules under the Exchange Act.

Our Certificate of Incorporation also provides that shareholders may act only at an annual or special meeting of shareholders and not by written consent. Our Bylaws provide that special meetings of the shareholders can be called only by the Chairman of the Board, the Chief Executive Officer or a majority of our board of directors. These provisions could have the effect of delaying until the next annual shareholders meeting shareholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to shareholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of our outstanding voting securities, would be unable to call a special meeting of the shareholders and would be unable to obtain unanimous written consent of the shareholders. As a result, any meeting as to matters they endorse, including the election of new directors or the appraisal of a merger, would have to wait for the next duly called shareholders meeting.

PLAN OF DISTRIBUTION

We have entered into a sales agreement, dated as of May 3, 2010, with McNicoll, Lewis & Vlak LLC and Wm Smith & Co. (collectively, the “sales agents”), under which we may sell up to $103,000,000 in aggregate offering price of shares of our common stock from time to time through the sales agents. The sales agents may sell the common stock by any method that is deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including sales made directly on NASDAQ or on any other existing trading market for the common stock. The sales agents may also sell the common stock in privately negotiated transactions, subject to our prior approval.

Each time that we wish to issue and sell common stock under the sales agreement, we will agree with the sales agents on the number of shares to be issued, the dates on which such sales are anticipated to be made and any minimum price below which sales may not be made. Once we have so instructed the sales agents, the sales agents have agreed to use their commercially reasonable efforts consistent with their normal trading and sales practices to sell such shares up to the amount specified on such terms. The settlement between us and the sales agents of our common stock is generally anticipated to occur on the third trading day following the date on which the sale was made. The obligation of the sales agents under the sales agreement to sell our common stock is subject to a number of conditions that we must meet.

We will pay the sales agents a commission equal to an aggregate of 3.0% of the gross proceeds of the sales price of common stock sold with respect to the first $25.0 million of gross proceeds and an aggregate of 2.0% of the gross proceeds with respect to gross proceeds in excess of that amount. Because there is no minimum offering amount required as a condition to closing this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We expect that the total expenses for the offering, excluding compensation payable to the sales agents, will be approximately $165,000.

In connection with the sale of our common stock contemplated in this prospectus supplement, the sales agents may be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation paid to the sales agents may be deemed to be underwriting commissions or discounts. We have agreed to indemnify the sales agents against certain civil liabilities, including liabilities under the Securities Act.

Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the sales agents may agree upon.

The offering of our common stock pursuant to the sales agreement will terminate on the earliest of (1) the sale of all of our common stock provided for in this prospectus supplement, or (2) termination of the sales agreement by us or either sales agent. Each sales agent may terminate the sales agreement at any time in certain circumstances, including the occurrence of a material adverse change that, in such sales agent’s reasonable judgment, may impair its ability to sell the common stock, our failure to satisfy any condition under the sales agreement or a suspension or limitation of trading of our common stock on NASDAQ. We and the sales agents may each terminate the sales agreement at any time upon five days prior notice.

This summary of the material provisions of the sales agreement does not purport to be a complete statement of its terms and conditions. A copy of the sales agreement is filed with the SEC and incorporated by reference into the registration statement of which this prospectus supplement forms a part. See “Where You Can Find More Information.”

LEGAL MATTERS

Certain legal matters with respect to the securities offered in this prospectus supplement have been passed upon by Kirkland & Ellis LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements and schedule of YRC Worldwide Inc. as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2009 consolidated financial statements contains an explanatory paragraph stating that the Company’s significant declines in operations, cash flows and liquidity raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PROSPECTUS

YRC Worldwide Inc.

Common Stock

Preferred Stock

Warrants

We may offer and sell up to an aggregate of $200,000,000 of our common stock, preferred stock, and warrants described in this prospectus in one or more offerings from time to time and at prices and on terms to be determined at or prior to the time of the applicable offering. We may offer and sell these securities to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities. The specific terms of the securities and the specific manner in which we will offer and sell them will be contained in a prospectus supplement. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The applicable prospectus supplement, any related free writing prospectus, as well as any documents incorporated by reference, may also add, update or change information contained in this prospectus.

Investment in any securities offered by this prospectus involves risk. See “Risk Factors” beginning on page 4 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement.

We encourage you to carefully review and consider this prospectus, the applicable prospectus supplement, any related free writing prospectus, as well as any documents incorporated by reference, before investing in our securities. We also encourage you to read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information on us and for our financial statements.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “YRCW.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 10, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock, preferred stock and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in the prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information”, before buying any of the securities being offered.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information”.

The terms “the Company,” “we,” “us,” and “our” as used in this prospectus refer to YRC Worldwide Inc. and its subsidiaries unless the context otherwise requires. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities to be offered subsequently by any prospectus supplement to this prospectus and any related free writing prospectus. This prospectus, which is included in the registration statement, does not contain all of the information in the registration statement. For further information regarding us and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “YRCW.”

Our SEC filings are also available to the public on the SEC’s internet website at http://www.sec.gov and on our website at http://www.yrcw.com. Information contained on our Internet website is not a part of this prospectus, any prospectus supplement or any related free writing prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus or any prospectus supplement or free writing prospectus by referring you to those documents. The information incorporated by reference is considered part of this prospectus and any applicable prospectus supplement and later information that we file with the SEC will automatically update and may supersede this information and any information in any prospectus supplement and any related free writing prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the applicable offering under this prospectus and any prospectus supplement is terminated, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus or any prospectus supplement:

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Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (including the applicable sections of our Notice of Annual Meeting and Proxy Statement incorporated by reference therein that we filed with the SEC on April 1, 2009).

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

•	Our Current Reports on Form 8-K filed with the SEC in 2009 on the following dates: January 6, 14, 22 and 30; February 13 and 20; March 11; April 3 and 20; and May 14.

•	The description of our common stock, $1.00 par value per share, contained in our Registration Statement on Form 10 filed pursuant to Section 12 of the Exchange Act, Commission File No. 0-12255.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

Corporate Secretary

YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and any related free writing prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include those preceded by, followed by or including the words “should”, “could”, “may”, “expect”, “believe”, “estimate” or similar expressions. Our actual results could differ materially from those projected by these forward-looking statements due to a number of factors, including (without limitation), inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which we base our fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing of rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the integration of our Yellow Transportation and Roadway networks, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, and labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in our reports filed with the SEC.

Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct.

Many of the factors set forth above are described in greater detail in our filings with the SEC and any accompanying prospectus supplement or free writing prospectus, including those described under “Risk Factors”. All forward-looking statements included in this prospectus and any applicable prospectus supplement or free writing prospectus are expressly qualified in their entirety by the foregoing cautionary statements. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made or to reflect the occurrence of unanticipated events.

YRC WORLDWIDE INC.

YRC Worldwide Inc., one of the largest transportation service providers in the world, is a holding company that through wholly owned operating subsidiaries offers its customers a wide range of transportation services. These services include global, national and regional transportation as well as logistics. Our operating subsidiaries include the following:

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YRC National Transportation (“National Transportation”) is the reporting unit for our transportation service providers focused on business opportunities in regional, national and international services. This unit includes our less-than- truckload (“LTL”) subsidiary YRC Inc., which was formed through the March 2009 integration of our former Yellow Transportation and Roadway networks. National Transportation provides for the movement of industrial, commercial and retail goods, primarily through regionalized and centralized management and customer facing organizations. National Transportation also includes YRC Reimer, a subsidiary located in Canada that specializes in shipments into, across and out of Canada. Approximately 38% of National Transportation shipments are completed in two days or less. In addition to the United States and Canada, National Transportation also serves parts of Mexico, Puerto Rico and Guam.

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YRC Regional Transportation (“Regional Transportation”) is the reporting unit for our transportation service providers focused on business opportunities in the regional and next-day delivery markets. Regional Transportation is comprised of New Penn Motor Express, Holland and Reddaway. These companies each provide regional, next-day ground services in their respective regions through a network of facilities located across the United States, Canada, Mexico and Puerto Rico. Approximately 92% of Regional Transportation LTL shipments are completed in two days or less.

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YRC Logistics plans and coordinates the movement of goods worldwide to provide customers a single source for logistics management solutions. YRC Logistics delivers a wide range of global logistics management services, with the ability to provide customers improved return-on-investment results through logistics services and technology management solutions.

•	YRC Truckload reflects the results of Glen Moore, a provider of truckload services throughout the U.S.

YRC Worldwide Inc. was incorporated in Delaware in 1983 and we are headquartered in Overland Park, Kansas and employed approximately 53,000 people as of March 31, 2009. The mailing address of our headquarters is 10990 Roe Avenue, Overland Park, Kansas 66211, and our telephone number is (913) 696-6100. Our Internet website is www.yrcw.com. Through the “SEC Filings” link on our website, we make available the following filings as soon as reasonably practicable after they are electronically filed with or furnished to the SEC: our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. All of these filings may be viewed or printed from our Internet website free of charge.

RISK FACTORS

An investment in our securities involves risks. We urge you to carefully consider all of the information contained in this prospectus, any prospectus supplement and any related free writing prospectus and other information which may be incorporated by reference in this prospectus or any prospectus supplement as provided under “Incorporation by Reference,” including (without limitation) the Risk Factors set out in Item 1A of our Annual Report on Form 10-K and the risk factors that are from time to time included in our other reports filed with the SEC. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements” above. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including (without limitation) the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus, any prospectus supplement or any related free writing prospectus. If any of these risks occur, our business, financial condition, or results of operation could be adversely affected.

USE OF PROCEEDS

Unless we inform you otherwise in an applicable prospectus supplement or free writing prospectus, we will use the net proceeds (after the payment of offering expenses and underwriting discounts and commissions, if any) from the sale of the offered securities for general corporate purposes, which may include:

•	capital expenditures;

•	working capital;

•	acquisitions;

•	repayment or refinancing of indebtedness;

•	investments in our subsidiaries; or

•	repurchasing or redeeming our securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

We have computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis. You should read the following ratios in conjunction with our consolidated financial statements and the notes to those financial statements that are incorporated by reference in this prospectus. There were no preference securities outstanding for the following periods. Therefore, the ratios of earnings to combined fixed charges and preference dividends are identical to the ratios of earnings to fixed charges.

	Fiscal Year Ended December 31,					Three Months Ended
	2004	2005	2006	2007(2)	2008(2)	March 31, 2009(2)
Ratio of Earnings to Fixed Charges(1)	6.1x	6.9x	5.3x	(5.2x)	(10.6x)	(9.0x)

(1)	The ratio of earnings to fixed charges is computed by dividing the sum of earnings before provision for taxes on income, income or loss from equity investees and fixed charges by fixed charges. Fixed charges represent interest expense, amortization of debt premium, discount, and capitalized expenses, and an appropriate interest factor for operating leases.
(2)	The deficiency in earnings necessary to achieve a 1.0x ratio was $653.4 million for the year ended December 31, 2007, $1,145.7 million for the year ended December 31, 2008 and $415.1 million for the three months ended March 31, 2009.

DESCRIPTION OF CAPITAL STOCK

Preferred Stock

The following is a description of general terms and provisions of our preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement or any related free writing prospectus. All of the terms of the preferred stock are, or will be, contained in our certificate of incorporation and any resolutions which may be adopted by our board of directors relating to any series of the preferred stock, which will be filed with the SEC at or before the time we issue a series of the preferred stock.

We are authorized to issue up to 5,000,000 shares of preferred stock, $1.00 par value per share. As of the date of this prospectus, we have no shares of preferred stock outstanding. Subject to limitations prescribed by law, the board of directors is authorized at any time to:

•	issue one or more series of preferred stock;

•	determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

•	determine the number of shares in any series.

The board of directors is authorized to determine, and the applicable prospectus supplement or any related free writing prospectus will set forth, the terms with respect to the series of preferred stock being offered, which may include (without limitation) the following:

•	whether dividends on that series of preferred stock will be cumulative, noncumulative, or partially cumulative;

•	the dividend rate or method for determining the rate;

•	the liquidation preference per share of that series of preferred stock, if any;

•	the conversion provisions applicable to that series of preferred stock, if any;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the voting rights of that series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

The preferred stock, when issued, will be fully paid and nonassessable.

Common Stock

The following is a general description of the terms and provisions of our common stock. All of the terms of our common stock are set forth in our certificate of incorporation, which has been filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information.”

General. Our certificate of incorporation authorizes the issuance of up to 120,000,000 shares of common stock, $1.00 par value per share. As of March 31, 2009, there were 62,512,553 shares of common stock issued, which included 59,433,405 outstanding shares and 3,079,148 treasury shares.

Voting Rights. Holders of shares of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote.

Dividends. Subject to the preferences applicable to outstanding shares of preferred stock (if any), the holders of shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of the funds legally available for that purpose.

Liquidation. In the event of liquidation, holders of shares of common stock will be entitled to receive any assets remaining after the payment of our debts and the expenses of liquidation, subject to the preferences applicable to outstanding shares of preferred stock (if any).

Other. The holders of shares of common stock have no pre-emptive, subscription, or conversion rights. All issued and outstanding shares of common stock are validly issued, fully paid, and nonassessable and any shares of common stock to be issued pursuant to this prospectus will be fully paid and nonassessable.

Transfer Agent. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Delaware Anti-Takeover Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, certain “business combinations” between a Delaware corporation and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

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the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder;

•

upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by directors who are also officers and (b) by employee stock plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•

the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors.

Under the Delaware General Corporation Law, the term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions that increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

In addition, our certificate of incorporation provides that certain “business combinations” require an affirmative vote of holders of at least 80% of the voting power of the then outstanding capital stock entitled to vote generally in the election of directors.

Our certificate of incorporation also contains restrictions on such business combinations by requiring the approval of a majority of continuing directors, as well as by requiring that certain fair price provisions be satisfied. Continuing directors are directors (a) serving as directors prior to June 1, 1983, (b) serving as directors before the substantial stockholder acquired 10% of the then outstanding voting shares or (c) designated as continuing directors by a majority of the then continuing directors prior to the directors’ election. Fair price provisions in our certificate of incorporation mandate that the amount of cash and the fair market value of other consideration to be received per share by holders of common stock not fall below certain ratios.

The term “business combination” is defined in our certificate of incorporation generally to include any merger or consolidation of our company or any subsidiary with or into any substantial stockholder or any other corporation, whether or not itself a substantial stockholder which, after such merger or consolidation, would be an affiliate of a substantial stockholder, transactions with a substantial stockholder involving assets or stock of our company or any majority-owned subsidiary with an aggregate fair market value of $5,000,000 or more, and transactions that increase a substantial stockholder’s percentage ownership of our capital stock. A “substantial stockholder” is defined generally as any person who is or becomes the beneficial owner of not less than 10% of the voting shares, together with any affiliate of such stockholder. An “affiliate” has the meaning set forth in the rules under the Securities Exchange Act of 1934, as amended.

Our certificate of incorporation also provides that stockholders may act only at an annual or special meeting of stockholders and not by written consent. Our bylaws provide that special meetings of the stockholders can be called only by the Chairman of the Board, the Chief Executive Officer or a majority of our board of directors. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of our outstanding voting securities, would be unable to call a special meeting of the stockholders and would be unable to obtain unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the appraisal of a merger, would have to wait for the next duly called stockholders meeting.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with any of the preferred stock or common stock offered by a prospectus supplement or any related free writing prospectus, and may be attached to or separate from those offered securities. Each series of warrants will be issued under separate warrant agreements to be entered into between us and a bank or trust company, as warrant agent (the “Warrant Agent”), all as further set forth in the prospectus supplement or any related free writing prospectus relating to the particular issue of warrants. The Warrant Agent will act solely as our agent in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. A copy of the form of warrant agreement, including the form of warrant certificate representing a series of warrants, will be filed with the SEC in connection with the offering of a particular series of warrants.

The prospectus supplement or any related free writing prospectus relating to a particular issue of warrants to purchase preferred stock or common stock will describe the terms of those warrants, which may include (without limitation) the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the offering price for the warrants, if any, and the currency or currency units in which the offering price and the exercise price are payable;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the preferred stock or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any preferred stock or common stock issued with the warrants will be separately transferable;

•

the number of shares of preferred stock or common stock that may be purchased upon exercise of a warrant and the price at which the shares of preferred stock or common stock may be purchased upon exercise;

•	antidilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants.

PLAN OF DISTRIBUTION

We may use this prospectus, any accompanying prospectus supplement and any related free writing prospectus to sell our securities from time to time as follows:

•	directly to purchasers;

•	through agents;

•	through underwriters;

•	through dealers;

•	through a combination of these methods; and

•	through any other method permitted by applicable law.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase our securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of our securities and describe any commissions payable by us to these agents in the applicable prospectus supplement or any related free writing prospectus. Unless otherwise indicated in the applicable prospectus supplement or any related free writing prospectus, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements, which may be entered into with us, to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize any underwriters in the sale of our securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the applicable prospectus supplement or any related free writing prospectus, which will be used by the underwriters to make resales of our securities in respect of which this prospectus is delivered to the public. Only underwriters named in the prospectus supplement or any related free writing prospectus are deemed to be underwriters in connection with the securities offered by that prospectus supplement and related free writing prospectus. If underwriters are used in any sale of the securities, those securities will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase any securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any such securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize a dealer in the sale of our securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities.

The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement and any related free writing prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement or any related free writing prospectus relating to the transaction.

The place and time of delivery for our securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement or any related free writing prospectus.

LEGAL MATTERS

In connection with particular offerings of our securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois, and for any agents, underwriters, or dealers by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of the Company as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated statements refers to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.